This Document Was Prepared by: Terry Monson, 700 Walnut, Suite 1600, Des Moines, IA 50309 (515)-283-8024
When recorded, please return to: Terry Monson, 700 Walnut, Suite 1600, Des Moines, IA 50309

EXHIBIT 10.6 - SUBSTATION AND TRANSFORMER SHARED USE AGREEMENT AND EASEMENT AGREEMENT

This is an agreement, dated as of September 29, 2006 (this "Agreement"), between Northern Iowa Windpower II, LLC, a Delaware limited liability company, its successors and assigns ("NIW H"), and Madison Gas and Electric Company, a Wisconsin corporation, its successors and assigns ("MGE") pertaining to shared ownership and shared use of an electrical substation identified below that is owned by Northern Iowa Windpower, LLC ("Northern") and NIW II, and currently serviced by Interstate Power and Light Company (a wholly owned subsidiary of Alliant Energy Corporation), a Delaware corporation, its successors and assigns ("WO. MGE and NIW II are sometimes referred to as the "parties."

1.

BACKGROUND INFORMATION, DEFINITIONS AND PURPOSE

1.1 Capitalized Terms. Unless otherwise defined in this Agreement, all capitalized terms in this Agreement shall have the meaning given them in a Substation Use and Easement Agreement dated December 13, 2004, between Northern and NEW II, a copy of which is attached to this Agreement as Exhibit 1, ("Substation Agreement"), a memorandum of which is recorded in the Worth County, Iowa records as document number 042691.

1.2 Substation Use and Easement Agreement Between Northern and NIW II. The Substation Agreement provides for easement rights pertaining to the Substation Property and use rights pertaining to the Phase I Substation, Phase II Substation and Combined Substation as those terms are defined in the Substation Agreement. MGE's rights under this Agreement are derivative of NIW II's rights by assignment and conveyance to MGE of MGE's Proportionate Share of NIW II's rights under the Substation Agreement and by purchase and conveyance of MGE's Proportionate Share of NIW II's ownership interest in the Exercise Property. MGE shall by reason of its ownership, to the extent of its Proportionate Share, enjoy the benefits of, and share the burdens of, MW II's rights and obligations under the Substation Agreement.

1.3 MGE Asset Purchase Agreement. NIW II and MGE are parties to an Asset Purchase Agreement dated and executed contemporaneously with this Agreement ("Asset Purchase Agreement") to which this Agreement is attached as Exhibit C. Pursuant to the terms of the Asset Purchase Agreement, MGE purchased a developed site and other rights necessary to enable MGE to construct wind turbines with a total nameplate generating capacity not to exceed 29.7MW consisting of 18 1.65MW Vestas V82 wind turbines ("MGE Unit") to be in Commercial Operation on or before December 31, 2007. The MGE Unit constitutes a Future Generating Facility as defined in the Substation Agreement.

1.4 NIW II Top of Iowa Wind Farm Phase H. NIW II expects to construct the Top of Iowa Wind Farm Phase II ("Phase II Wind Farm"), a Future Generating Facility as defined in the Substation Agreement, consisting of wind turbines with total nameplate generating capacity up to 80.3MW to be in Commercial Operation on or before December 31, 2007. The Phase II Wind Farm may be one project under single ownership or may be two or more units each under separate ownership (each a "Unit"). The Unit or Units owned by NIW II are collectively referred to as the "NIW II Unit." Each of the NIW II Unit(s) constitute(s) a Future Generating Facility as defined in the Substation Agreement. NIW II, subject to the terms of this Agreement, will also construct the Phase II Substation to be ready to serve the MGE Unit and NIW H Unit(s) at or prior to the time each is ready to begin Commercial Operation.

1.5 Purpose. The purpose of this Agreement is to grant to MGE, subject to the terms of this Agreement and the Substation Agreement, all necessary rights to deliver the electricity produced by the MGE Unit to the Interconnection Point as defined in and in accordance with the Phase II Interconnection Agreement through NIW II's Transformer ("MW II Transformer") located in the Phase II Substation, together with all consents and reciprocal easements necessary to allow MGE access to the Combined Substation as reasonably needed for enjoyment of the rights granted in this Agreement and in the Asset Purchase Agreement.

2.

GRANT TO MGE OF NON-EXCLUSIVE ACCESS AND TRANSFORMER SHARING RIGHTS.

MGE's rights under this Agreement are derivative of MW H's rights under the Substation Agreement and MGE shall, to the extent of its Proportionate Share, enjoy the benefits of, and share the burdens of, NIW H's rights and obligations under the Substation Agreement. Subject to the terms and conditions of use set forth in the Substation Agreement, MW II grants to MGE (such grant constituting a partial "Assignment" within the meaning of Section 11.1 of the Substation Agreement) non-exclusive access to the Combined Substation to connect the MGE Unit to a tap or taps, as designated by NIW II, on the NIW II Transformer. The tap(s), MW II Transformer, related switches and equipment shall be sufficient to transmit and deliver energy generated by the MGE Unit through the NM II Transformer and Combined Substation to the interconnection point with the 161 Line (as that term is defined in the Substation Agreement) in compliance with the Substation Agreement and the Phase II Interconnection Agreement. This grant includes all access, transmission and communications easements, rights-of-way and any other easements and rights-of-way reasonably required in connection with such non-exclusive use of the Combined Substation including, but not limited to, an easement for installation of buried or above ground electrical collection lines and communications lines from the public right of way to their point of connection, as applicable, with the NIW II Transformer or communications and data system of the Phase II Substation. The rights granted MGE in this Agreement shall terminate as and when provided in Sections 2 and 4, as applicable, of the Substation Agreement.

3.

ALLOCATION OF INTERCONNECTION CAPACITY TO MGE

NIW II hereby allocates to MGE, subject to the terms of this Agreement, for MGE's use to serve the MGE Unit, subject to the terms of this Agreement and subject to the terms of the Phase II Interconnection Agreement, exclusive access to 29.7MW of NIW II's interconnection rights under the Phase II Interconnection Agreement. The rights granted MGE under this Section shall terminate at the same time as NIW II's rights under the Phase II Interconnection Agreement terminate, or upon termination of this Agreement, if that is earlier.

4.

SUBSTATION IMPROVEMENTS.

4.1(a) Design and Construction. NIW-II shall be responsible for design and construction of the Phase II Substation and interconnection structure, switches and other facilities comprising the Phase II Substation, including the NIW II Transformer which shall be a 112 MVA transformer, with taps as reasonably required by MGE. to allow connection of the MGE Unit to the low side of the NIW II Transformer. MGE, at its expense, shall have the right to review and approve the plans and specifications for the Phase H Substation and for the NIW II Transformer, which review and approval shall not be unreasonably withheld, delayed or conditioned. NIW II's design and construction of the Phase II Substation shall conform to the most current version of the National Electric Safety Code and be in accordance with prudent utility practice. Materials used to construct the Phase II Substation shall be of utility grade. MGE and NIW-II shall share the costs of constructing the Phase II Substation, including the MW II Transformer, in proportion to the nameplate capacity of the MGE Unit and NIW II Unit(s) to the total Units utilizing the NIW II Transformer (as to each of MGE and MW II, its "Prorata Portion"). MGE's Prorata Portion is 29.7/110 and NIW II's Prorata Portion is 80.3/110. MGE and MW II each shall be solely responsible for design and construction of its respective electrical collection lines within the MGE Unit and the NIW II Unit, and those located on the Combined Substation connecting the respective Units to the MW II Transformer, and for the cost of making and testing, as necessary, their respective connection(s) to the tap(s) provided on the MW II Transformer.

4.1(b) Design and Construction Milestones. MGE and NIW II recognize and acknowledge that time is of the essence in the completion of construction of the Phase II Substation. The Phase II Substation shall be energized and capable of delivering energy from the MGE Unit by no later than July 31, 2007 (the "Energization Date"). In order to meet the Energization Date, the Parties agree to the following design and construction milestone schedule (the "Milestones"):

(1)

NIW II shall deliver the specifications for the Phase II-Transformer ("Transformer Specifications") to MGE by no later than October 15, 2006.

(2)

MGE shall review the Transformer Specifications by no later than October 20, 2006.

(3)

NIW II shall order the Phase II Transformer (for which MGE has approved the Specifications) by no later than November 1, 2006.

(4)

NIW II shall deliver the plans and specifications for the Phase II Substation (the "Substation Plans") to MGE and parties required to approve the Substation Plans under the Substation Agreement by no later than December 1, 2006.

(5)

MGE shall review the Substation Plans by no later than February 1, 2007. NIW II use its best efforts to ensure that parties required to approve the Substation Plans do so no later than February 5, 2007.

(6)

NIW II shall have fully executed contracts for the construction of the Phase II Substation with contractors reasonably acceptable to MGE by no later than March 1, 2007.

(7)

NIW II shall have begun significant construction activities by no later than April 1, 2007.

(8)

NIW II shall ensure that all of the equipment needed for the Phase II Substation (including but not limited to the transformer, switch gear, circuit breakers, and high-voltage meters) is delivered to the construction site by no later than June 30, 2007..

(9)

NIW II shall ensure that the Phase II Substation is energized and capable of delivering energy from the MGE Unit by no later than July 31, 2007.

In the event that NIW II fails to meet any Milestone, MGE shall have the right, but not the obligation, to take over and complete the construction of the Phase II Substation. MGE's right to take over and complete the construction of the Phase II Substation is in addition to any other remedy that MGE has under this Agreement or pursuant to law or equity. The grant of easement rights to MGE under Section 8.1 of this Agreement shall be expressly applicable to any takeover of construction by MGE. NIW II shall be responsible for and shall reimburse MGE for NIW II's Prorata Portion plus any additional design and construction costs related to NIW II's failure. If such reimbursement is made on or before December 31, 2008, whether by payment or offset under the terms of the Asset Purchase Agreement, all of NIW II's rights in the Phase II Substation and under this Agreement and the Substation Agreement shall be fully and automatically restored without further action by NIW II or MGE. If such reimbursement is not made on or before December 31, 2008, then MGE shall have the right upon thirty days written notice to MW II to declare a forfeiture of and assume ownership of NIW II's rights in the Phase II Substation, this Agreement and the Substation Agreement.

4.2

Allocation of Costs of Construction. MGE shall reimburse NIW II for its Prorata

Portion of the direct costs incurred in constructing the Phase II Substation and interconnection structure in compliance with the Substation Agreement and the Phase II Interconnection Agreement, including any changes to or upgrades of the Phase I Substation needed to accommodate the addition of the Phase II Substation and any upgrades required under the Interconnection Agreement as it may be amended or modified or as may be required by MISO or LPL, less any reimbursements received for the upgrades (collectively, "Construction Costs"). The cost of capacitor banks and other equipment needed solely due to characteristics of the turbines chosen by either NW/ II or MGE for its respective Unit(s) shall be borne by the party for whom the cost was incurred. This is not directly addressed in the term sheet, but seems fair if different turbines are used with differing equipment requirements.

4.3

Installation of Meters. Notwithstanding the foregoing, MGE and NIW-II, each at its own cost, will install meters at the low side of the transformer.

4.4 Credit Enhancement by MGE. When NIW II contracts for the purchase of the NIW II Transformer ("Transformer Contract"), MGE shall become a party to the Transformer Contract and shall be fully liable thereunder for the purpose of assuring the supplier of the NIW II Transformer of timely payment of all amounts due under the Transformer Contract. This provision shall not affect the obligations of NIW II and MGE to make payment of Construction Costs as provided herein. To the extent MGE actually advances funds under this Section in excess of its Prorata Portion of amounts due under the Transformer Contract, MGE shall have the right to offset and deduct such excess from any payments due NIW II or its assigns hereunder or under the Asset Purchase Agreement.

4.5 Payment of Construction Costs. When NIW II contracts for the design, construction and equipping of the Phase II Substation including the NIW II Transformer and any changes to or upgrades of the Phase I Substation needed to accommodate the addition of the Phase II Substation, and purchase of equipment to be installed in the Phase II Substation, NIW II shall furnish to MGE copies of all contracts, purchase orders for such design, construction and equipment (collectively, "Construction Contracts"). NIW II shall promptly furnish to MGE copies of all invoices received by NIW II pursuant to the Construction Contracts and for any other Construction Costs incurred as provided in Section 4.1. MGE shall reimburse NIW II for its Prorata Portion of all Constructions Costs incurred and paid by NIW II within 15 days after receipt of the invoices from NIW II.

5.

SUBSTATION OPERATION AND METERING

5.1 Operation and Maintenance Costs. The NIW II Transformer and the Phase H Substation shall be owned by the parties as tenants-in-common, each owning an undivided interest in the assets, based on the Prorata Portion of the respective party. MW II shall promptly furnish to MGE copies of all invoices received by NIW II for Necessary Expenses incurred pursuant to the Substation Agreement, other costs of operating and maintaining the Phase II Substation including the MW II Transformer (collectively "O&M Costs"). MGE, within 15 days after receipt of the invoices from NIW II, shall reimburse NIW II for its Prorata Portion of all O&M Costs incurred and paid by MW II. NIW II and MGE shall each have the right, but not the duty, to advance payment in full any O&M Costs including Necessary Expenses and the other party, within thirty (30) days after receipt of a statement for the expenses thus advanced, shall reimburse the party making the advance an amount equal to that party's Prorata Portion of the total amount advanced. NIW II shall provide MGE as soon as practicable with written notice of the receipt of any notice of default under the Substation Agreement or the Phase II Interconnection Agreement and MGE may cure any such default. If NIW II breaches its obligations to operate and maintain the MW II Transformer and the Phase II Substation, and fails to cure any such breach within 30 days after receipt of notice of breach (or in such shorter time period if necessary to avoid imminent damage to the MW II Transformer and Phase II Substation), MGE may take such reasonable actions as it, in its sole discretion, deems reasonably necessary to remedy such breach, provided such actions shall not interfere with MW ifs or Northern's use of the Combined Substation. In the event that NIW II's actions or inaction, in the reasonable judgment of MGE, may result in termination within the next 90 days of the Substation Agreement under Section 2 thereof, MGE shall notify NIW II of the measures MGE contends are necessary to prevent such termination. If NIW II within thirty days after receipt of such notice, fails to take action adequate to prevent termination of the Substation Agreement, MGE may take over operation and maintenance of the Phase II Substation, in which case MW II shall assign its rights under the Substation Agreement to MGE and NIW II shall pay MGE its Prorata Portion of the O&M Costs, to the extent necessary to prevent termination of the Substation Agreement. NIW II shall have the right and option for one year following its assignment of rights to MGE to reacquire the interests transferred pursuant to this Section upon reimbursing MGE for costs actually incurred by MGE to prevent termination of the Substation Agreement.

 5.2 Metering Equipment and Location. NIW II shall provide, install, or arrange for transmission owner to install, and shall operate, maintain, and read, appropriate meters in compliance with the requirements of the Article 10 of the Interconnection Agreement ("Project Metering"). Such meters shall be used for quantity measurements under this Agreement. MGE, at its sole expense, may install and maintain check Meters, SCADA devices, and all associated metering and communication equipment to permit an accurate determination of the quantities of capacity and energy delivered under this Agreement; provided, however, that such equipment shall be operated and maintained in a manner that complies with the Interconnection Agreement and does not interfere with the installation, maintenance and operation of Project Metering and associated measuring equipment or the Combined Substation and interconnection facilities. ).

The Project Metering shall be at the Delivery Point. MW II and MGE and owners of other Units, if any, in the Phase II Wind Farm shall each install a meter or meters at the low side of the MW II Transformer to determine how much energy each Unit is delivering to the transformer and how much is being delivered by the remainder of the Units in the Phase II Wind Farm. Output as metered at the Delivery Point will be assumed to be in the same proportions as the metered, low side inputs. If permitted by MISO under the Phase II Interconnection Agreement, and agreed by all parties using the Phase II Substation, low-side compensated meters may be used in lieu of the low side/high side metering combination described in this Section and in Section 4.3.

 5.3 Measurements. Readings of Project Meter shall be conclusive as to the amount of energy delivered onto the power grid through the MW II Transformer, and the low side meters as to the amount of energy delivered to the NIW II Transformer. In the event the Project Meter or low side meter is out of service or is determined, pursuant to this Section 5.3, to be registering inaccurately, measurement of energy delivered shall be determined by:

(a)

Check meter(s), if installed and registering accurately; or

(b)

In the absence of an installed and accurately registering check meter, by making a mathematical calculation if upon a calibration test of Project Meter or the low side meters, a percentage error is ascertainable; or

(c)

In the absence of both an installed and properly registering check meter or low side meters and an ascertainable percentage of error, estimating by reference to quantities measured during periods of similar conditions when the Project Meter or low side meters were registering accurately; or

(d)

If no reliable information exists as to the period over which such meter was registering inaccurately, it shall be assumed for correction purposes hereunder that such inaccuracy began at a point in time midway between the testing date and the last previous date on which such meter was tested and found to be accurate, but not to exceed six months prior to the testing date.

 5.4 Testing and Correction. The accuracy of each Project Meter shall be tested and verified as provided in the Interconnection Agreement and the cost of test shall be a Necessary Expense. MGE and NIW II shall have the right to access, with reasonable notice to the other and at reasonable times, to the other party's low side meters in order to test and verify the accuracy of such meters' measurements and recordings. Such inspections and verifications shall be at the sole expense of the party making the inspection. If any party or power purchaser entitled to do so under its power purchase agreement has installed a check meter the party or power purchaser shall test and verify each such meter shall be accurate within a one percent (1%) variance in accordance with commonly accepted meter testing procedures. Each party to this Agreement and power purchaser entitled to do so under its power purchase agreement shall have the right to be present when any other party is performing any maintenance and testing on the meters provided it has given the other party reasonable notice of its desire to be present. Each party shall bear the cost of the testing of its own meters. If either party disputes a meter's accuracy or condition, it shall so advise the owner of the meter in writing. The owner of the meter shall, within fifteen (15) days after receiving such notice, advise the disputing party in writing as to its position concerning the meter's accuracy and reasons for taking such position. If the parties are unable to resolve their disagreement through reasonable negotiations, then either party may submit such dispute to an unaffiliated third-party engineering company mutually acceptable to the parties to test the meter. If the tested meter is found to be registering within the permitted variance indicated in the Interconnection Agreement, and a low side meter is found to be registering within the permitted one percent (1%) variance, the disputing party shall bear the cost of inspection; otherwise, the cost shall be borne by the owner of the meter. Any repair or replacement shall be made at the owner's expense as soon as practicable, based on the third-party engineer's report. If, upon testing, any meter is found to be accurate or to be in error by not more than the permitted 1% variance, previous recordings of such meter shall be considered accurate in computing deliveries hereunder, but if in error, such meter shall be promptly adjusted to record correctly. If, upon testing, any meter shall be found to be in error by an amount exceeding the permitted 1% variance, then such meter shall be promptly adjusted to record properly and any previous recordings by such meter shall be adjusted in accordance with Section 5.3 hereof. If, upon testing, any meter is found to be in error by more than the permitted variance indicated in the Interconnection Agreement, the payments for energy shall be adjusted to reflect the corrected measurements determined pursuant to Section 5.3. The party paying such difference shall also pay interest at the prime rate and such payment (including such interest) shall be made within thirty (30) days of receipt of a corrected billing statement.

-

 5.5 Maintenance and Records. The parties shall provide for their respective low side meters to be read on a daily basis and for the Project Meter to be read on a daily basis or as more frequently required under the Phase II Interconnection Agreement. MGE and NIW II shall furnish to each all data from their respective low side meters and the Project Meter for the purpose of calculating each party's Proportionate Share of the energy produced and delivered to the Interconnection Point as defined in the Phase II Interconnection Agreement. Data from the Project Meter shall be provided to NIW II and MGE no later than the time it is provided to MISO. A party desiring real time compensated low side metering, if permitted by MISO under the Phase H Interconnection Agreement, and if agreed by all parties using the Phase II Substation, may at its own expense install such meters as are agreed and permitted. Each party shall have the right to be present whenever the other party reads, cleans, changes, repairs, inspects, tests, calibrates, or adjusts the equipment used in measuring or checking the measurement of the energy delivered through the NIW II Transformer to the 161 Line. Each party shall give at least forty-eight (48) hours notice to the other Party in advance of taking any such actions. The records from each party's measuring equipment shall remain the property of that party, but, upon request, each party will submit to the other its records and charts, together with calculations therefrom, for inspection, verification and copying, subject to return within ten (10) days after receipt thereof.

6.

TERM AND REMOVAL OF SUBSTATION.

The term of this Agreement and of the consents and easements granted in it ("Term") shall coincide with the Term of the Substation Agreement unless sooner terminated by MGE. MW II agrees that, despite the fact it may be permitted under Section 4 of the Substation Agreement, NIW II shall not remove any part of the Combined Substation it owns if such removal will affect the safety or operation of equipment necessary to MGE's exercise and enjoyment of the rights granted MGE in this Agreement. Should Northern desire to remove equipment from the Combined Substation that is necessary to the parties' exercise and enjoyment of their respective rights in the Combined Substation, NIW II and MGE shall each pay its respective Proportionate Share of the cost; should the equipment to be removed affect only MGE or MW II, the affected party shall pay the entire cost. NIW II at the request of MGE and subject to the above payment terms, shall exercise its rights pursuant to Section 4 of the Substation Use Agreement to purchase any of such equipment to be removed and shall leave it in operation for the Term of this Agreement or such lesser period of time that it is necessary to MGE's exercise and enjoyment of the rights granted MGE in this Agreement.

7.

CONDITIONS OF USE BY MGE.

7.1 Payment of Construction Costs, Refund of Reimbursements for Upgrades. NIW II shall not be required to allow the MGE Unit to use the MW II Transformer until MW-II has been reimbursed for the MGE Unit's Prorata Portion of the Construction Costs. MGE's Prorata Portion of reimbursements, including interest, received by MW II for any upgrades that may be required under the Phase II Interconnection Agreement shall be refunded to MGE as and when received by NIW II.

7.2 Operation and Maintenance. During the Term, MGE shall: (a) pay all amounts due to NIW II under this Agreement for O&M Costs as provided in Section 5.1, including, without limitation, Necessary Expenses and costs of operating and maintaining the NIW II Transformer, and (b) not interfere with the operation and maintenance of the MW II Unit(s) or the Wind Farm in any manner. NIW II shall not change, use or modify the Combined Substation so as to prevent or interfere with MGE's use of the Combined Substation or the energy production of the MGE Unit

If MGE or NIW II experiences operating difficulties with any portion of its generation facilities and the parties dispute the cause of such difficulties, the parties shall as quickly as reasonably possible implement a solution (permanent or temporary) that will minimize total lost revenues or damage. MGE shall cooperate with NIW II in fulfilling its obligations under Section 5 of the Substation Agreement. Thereafter, MGE shall cooperate with NEW II and Northern to promptly determine the cause of the difficulties, using if necessary the services of appropriate unaffiliated third party experts, and as between MGE and NIW II, the party found to have caused the difficulty shall reimburse the other and/or Northern (if required to do so under the Substation Agreement) for lost revenue and reasonable out of pocket expenses incurred to investigate, mitigate and cure such difficulties.

MGE or MW II shall each have the right, but not the duty, to advance payment in full any Necessary Expenses or other sums payable under this Agreement and the other party, within thirty (30) days after receipt of a statement for the expenses thus advanced, shall reimburse the party making the advance an amount equal its Prorata Portion of the total amount advanced.

8.

GRANT OF EASEMENTS WITHIN SUBSTATION PROPERTY.

8.1 Grant of Reciprocal Easements. NIW II as fee title owner of the Exercise Property and as a party to the Substation Agreement hereby grants to MGE to the extent of NIW II's interests in the Combined Substation and the Substation Property, and subject to the terms of any existing agreements made for similar purpose, a non-exclusive easement to enter on all parts of the Substation Property. The purpose of this easement is to allow MGE to exercise in accordance with the terms of this Agreement all rights and fulfill all responsibilities under this Agreement in compliance with all applicable safety and regulatory requirements.

8.2 Metering and Communications Equipment. Without limiting the generality of the foregoing, MGE shall have the right to install, operate, and remove in accordance with the terms of this Agreement all metering and monitoring equipment needed or useful for operation of the MGE Unit, the Combined Substation, and to record individually the amounts and characteristics of electricity delivered by the MGE Unit, Northern's Wind Farm, or the NIW II Unit(s) onto the 161 Line. NIW II hereby assigns to MGE, as and to the extent permitted by the Substation Agreement, the right to enter and use the control house or houses for the Phase I Substation and Phase II Substation as needed in the exercise of the rights and responsibilities of MGE under this Agreement. MGE, Northern and MW II shall also have the right to construct, operate, and maintain underground fiber-optic lines in mutually agreed locations on the Substation Property to connect with off-site communications equipment used by MGE, Northern, NIW II or IPL to monitor the 161 Line and Combined Substation.

8.3 Grants and Obligations Regarding Safety. The intention of the parties is that fencing and other safety and security devices within the Substation Property and those designed to prevent unauthorized entry into the Combined Substation or onto the Substation Property shall at all times meet or exceed applicable safety standards applied by IPL in design, construction and operation of similar substations under its control. The parties shall cooperate with each other and with Northern to from time-to-time change locks, codes or other security devices as needed to assure needed access to the Substation Property by the parties and Northern. During the Term, but not before the Phase II Substation is completed, the parties grant to each other the right to make emergency repairs to or replacements of safety and security devices with the reasonable cost to be borne fifty percent (50%) by Northern, and 50% by the owners of the NIW II Units and the MGE Unit according to their Proportionate Shares, unless otherwise allocated under the Phase I Interconnection Agreement, the Phase II Interconnection Agreement, or other contracts among the parties. This provision shall not be construed to create any increased duty to or rights in the public or persons not a party to this Agreement.

9.

NIW II'S REPRESENTATIONS, WARRANTIES AND COVENANTS. NIW II hereby represents, warrants and covenants as follows:

9.1 Title. NIW II will acquire certain of the reversionary rights referred to in Section 8.1 of the Substation Agreement and, subject to easements and restrictions of record, for all or a portion of the Expansion Property as necessary to construct the Phase II Substation ("Exercise Property"). NIW II's title to the Exercise Property will be subject to a reversionary interest substantially similar to that described in section 8.1 of the Substation Agreement.

 9.2 Authority. NIW II has the authority to enter into this Agreement and to grant and assign the rights granted and assigned by this Agreement. When signed by NIW II, this Agreement constitutes a valid and binding agreement, enforceable against NIW II in accordance with its terms.

 9.3 NIW II's Obligations to MGE. NIW II shall not perform or omit any acts with regard to the Combined Substation or the Substation Property that would interfere with MGE's use of or access to the Combined Substation, the Substation Property or with the MGE Unit.

 9.4 Requirements of Governmental Agencies. NIW II shall have the right, in its sole discretion and at its sole expense, in its name; or MGE's name, to contest the validity or applicability to the Phase II Substation, Combined Substation or Substation Property of any law, ordinance, statute, order, regulation, property assessment or the like made by any governmental agency or entity. NIW II shall control any such contest and MGE shall cooperate with NIW II in every reasonable way in such contest, at no out-of-pocket expense to MGE.

 9.5 Hazardous Materials. NIW II shall not materially violate, and agrees to indemnify MGE against any material violation on the Substation Property by NIW II, its agents or contractors, of any applicable law or regulation relating to any substance, material or waste classified as hazardous or toxic, or which is regulated as waste. NIW II agrees to indemnify, defend and hold harmless MGE from any and all losses, expenses, claims, penalties, fines or causes of action of every kind and character, specifically including but not limited to environmental investigation and remediation costs and expenses, resulting from its activities on the premises or any spills or releases of hazardous substances or hazardous materials on the premises. NIW II's responsibility pursuant to this Section shall expressly include liability under CERCLA, and include claims of third parties, employees of either party or subcontractors.

 9.6 Mechanic's Liens. NIW II shall not permit any mechanic's liens arising out of NIW II's use of the Substation Property or construction of the Phase II Substation pursuant to this Agreement to be filed against the Substation Property. If NIW II wishes to contest any such lien, NIW II shall, within sixty (60) days after it receives notice of the lien, provide a bond or other security MGE may reasonably request, or remove such lien from the Substation Property pursuant to applicable law.

10. MGE'S REPRESENTATIONS, WARRANTIES AND COVENANTS. MGE hereby represents, warrants and covenants as follows:

10.1 Authority. MGE has the authority to enter into this Agreement and to grant and assign the rights granted and assigned by this Agreement. When signed by MGE this Agreement constitutes a valid and binding agreement, enforceable against MGE in accordance with its terms.

10.2 MGE's Obligations to NIW II. MGE shall not perform or omit any acts with regard to the Combined Substation or the Substation Property that would interfere with NIW II's use of or access to the Combined Substation, the Substation Property or with the NIW II Unit(s).

10.3 Hazardous Materials. MGE shall not materially violate, and agrees to indemnify NIW II against any material violation on the Substation Property by MGE, its agents or contractors, of any applicable law or regulation relating to any substance, material or waste classified as hazardous or toxic, or which is regulated as waste. MGE agrees to indemnify, defend and hold harmless NIW II from any and all losses, expenses, claims, penalties, fines or causes of action of every kind and character, specifically including but not limited to environmental investigation and remediation costs and expenses, resulting from its activities on the premises or any spills or releases of hazardous substances or hazardous materials on the premises. MGE's responsibility pursuant to this Section shall expressly include liability under CERCLA, and include claims of third parties, employees of either party or subcontractors.

10.4 Mechanic's Liens. MGE shall not permit any mechanic's liens arising out of MGE's use of the Substation Property pursuant to this Agreement to be filed against the Substation Property. If MGE wishes to contest any such lien, MGE shall, within sixty (60) days after it receives notice of the lien, provide a bond or other security MGE may reasonably request, or remove such lien from the Substation Property pursuant to applicable law.

11.

INSURANCE AND INDEMNITY.

Each party shall maintain liability insurance insuring itself, the other party and Northern (each named as an additional insured) against loss caused by the other party's use of the Substation Property. The amount of insurance shall be not less than One Million Dollars ($1,000,000) of combined single limit liability coverage. The parties shall provide certificates of insurance to each other on written request. Except to the extent covered by such insurance, the parties will indemnify and defend each other against liability for injuries and claims for direct damage to the extent that they are caused by the indemnifying party's exercise of rights granted in this Agreement. The parties authorize each other to take reasonable safety measures on the Substation Property to reduce the risk that the Combined Substation, the MGE Unit or the NIW II Unit(s) will cause harm or injury to people and property.

12.

FINANCING AND ASSIGNMENT.

12.1 Right to Mortgage and Assign. MGE and NIW II may, upon notice to the other party, without the other party's consent or approval, mortgage, collaterally assign, or otherwise encumber and grant security interests in all or any part of their respective interest in this Agreement, the Phase I Substation, the Phase II Substation, NIW II Transformer, the Substation Property, the MGE Unit, and NIW II Unit(s) (collectively, "Wind Farm Assets"). These various security interests in all or a part of the Wind Farm Assets are collectively referred to as "Mortgages" and the holders of the Mortgages, their designees and assigns are referred to as "Mortgagees." The Mortgages shall comply with and be subject to the terms of the Substation Agreement and this Agreement. MGE and MW II shall also have the right without the other party's consent to sell, convey, lease; or assign all or any portion of its Wind Farm Assets on either an exclusive or a non-exclusive basis, or to grant sub-easements co-easements, separate easements, leases, licenses or similar rights, however denominated (collectively, "Assignment"), to one or more persons or entities (collectively, "Assignees"). Assignees and Mortgagees shall use the Wind Farm Assets only for the uses permitted under this Agreement. Assignees and Mortgagees shall have all rights and remedies allowed them under then existing laws except as limited by their individual agreements with MGE or MW II.

12.2 Mortgagee/Assignee Obligations. Any Mortgagee or Assignee that does not directly hold an interest in the Wind Farm Assets, or whose interest is held solely for security purposes, shall have no obligation or liability under this Agreement prior to the time the Mortgagee or Assignee directly holds an interest in this Agreement, or succeeds to absolute title to MGE's or to NIW II's interest. A Mortgagee or Assignee shall be liable to perform obligations under this Agreement only for and during the period it directly holds such interest or absolute title. Any Assignment permitted under this Agreement shall release MGE, NIW II or other assignor from obligations accruing after the date that liability is assumed by the Assignee.

12.3 Right to Cure Defaults/Notice of Defaults/Right to New Agreement. To prevent termination of this Agreement or any rights or easements created by this Agreement, or any partial interest in such rights or this Agreement, MGE, NIW II, any Mortgagee or Assignee shall have the right, but not the obligation, at any time to perform any act necessary to cure any default and to prevent the termination of this Agreement or any interest in the Wind Farm Assets.

12.4 Extended Cure Period. If any default by MGE or NIW II under this Agreement cannot be cured without obtaining possession of all or part of the Wind Farm Assets, then any such default shall be deemed remedied if a Mortgagee or Assignee: (a) within sixty (60) days after receipt of notice of the default acquires possession of all or part of the Wind Farm Assets, or begins appropriate judicial or nonjudicial proceedings to obtain the same; (b) diligently prosecutes any such proceedings to completion; and (c) after gaining possession of all or part of the Wind Farm Assets performs all other obligations as and when the same are due in accordance with the terms of this Agreement. If a Mortgagee or Assignee is prohibited by any court or by operation of any bankruptcy or insolvency laws from commencing or prosecuting the proceedings described above, the sixty (60) day period specified above for commencing proceedings shall be extended for the period of such prohibition.

12.5 Certificates, etc. MGE and NIW II shall execute estoppel certificates (certifying as to truthful matters, including without limitation that no default then exists under this Agreement, if such be the case), and consents to assignment and non-disturbance agreements as MGE, NIW II, or any Mortgagee or Assignee may reasonably request from time to time. The party who requests such certificates shall pay the reasonable expenses of the other parties to negotiate and review such requested certificates, or such costs may be shared as the parties may otherwise agree. MGE and NIW II shall cooperate in amending this Agreement from time to time to include any provision that may be reasonably requested by MGE, NIW II or any Mortgagee or Assignee to implement the provisions contained in this Agreement or to preserve a Mortgagee's security interest

13. MORTGAGEE PROTECTION.

Any Mortgagee, upon delivery to MGE or NIW II, as applicable, of notice of its name and address, for so long as its Mortgage is in existence shall be entitled to the following protections which shall be in addition to those granted elsewhere in this Agreement:

13.1 Mortgagee's Right to Possession, Right to Acquire and Right to Assign. A Mortgagee shall have the absolute right: (a) to assign its Mortgage; (b) to enforce its lien and acquire title to all or any portion of the. Wind Farm Assets by any lawful means; (c) to take possession of and operate all or any portion of the Wind Farm Assets and to perform all obligations to be performed by MGE or NIW II under this Agreement, or to cause a receiver to be appointed to do so; and (d) to acquire the all or any portion of the Wind Farm Assets by foreclosure or by an assignment (or deed) in lieu of foreclosure and thereafter to assign or transfer all or any portion of the Wind Farm Assets to a third party.

13.2 Opportunity to Cure.

13.2(a) During any period of possession of the Substation Property by a Mortgagee (or a receiver requested by a Mortgagee) and/or while any foreclosure proceedings instituted by a Mortgagee are pending, the Mortgagee shall pay or cause to be paid the fees and all other monetary charges payable by MGE or NIW II under this Agreement which have accrued and are unpaid at the commencement of the period and those which accrue thereafter during the period. Following acquisition of all or a portion of the Wind Farm Assets by the Mortgagee as a result of either foreclosure or acceptance of an assignment in lieu of foreclosure, or by a purchaser at a foreclosure sale, this Agreement shall continue in full force and effect and the Mortgagee or party acquiring title to MGE or NIW 1.1's rights under this Agreement shall, as promptly as reasonably possible, commence the cure of all defaults under this Agreement and thereafter diligently process such cure to completion, whereupon the non-defaulting party's right to terminate this Agreement based upon such defaults shall be deemed waived; provided, however, that the Mortgagee or party acquiring title to MGE or NIW ifs rights under this Agreement shall not be required to cure those defaults which are not reasonably susceptible of being cured or performed by such party ("non-curable defaults"). Non-curable defaults shall be deemed waived upon completion of foreclosure proceedings or acquisition of MGE's or NIW II's interest in this Agreement.

13.2(b) Any Mortgagee or other party who acquires MGE or NIW ifs interest in the Wind Farm Assets pursuant to foreclosure or assignment (or deed) in lieu of foreclosure shall not be liable to perform the obligations imposed on MGE or NIW II by this Agreement incurred or accruing after the party no longer has ownership or possession of the Wind Farm Assets.

13.2(c) Neither the bankruptcy nor the insolvency of MGE or NIW II shall be grounds for terminating this Agreement as long as all monetary charges payable by MGE or NIW II under this Agreement are paid by the Mortgagee in accordance with the terms of this Agreement.

13.3 New Agreement.

13.3(a) If this Agreement terminates because of MGE or NIW II's default, if the rights granted in this Agreement are foreclosed, or if this Agreement is rejected or disaffirmed pursuant to bankruptcy law or other law affecting creditor's rights and, within ninety (90) days after such event, MGE, NIW II or any Mortgagee or Assignee shall have arranged to the reasonable satisfaction of the non-defaulting party for the payment of all fees or other charges due and payable by MGE or NIW II as of the date of such event, then such non-defaulting party shall execute and deliver to MGE, NIW II or such Mortgagee or Assignee or to a designee of one of these parties, as the case may be, a new agreement affecting the Substation Property which (i) shall be for a term equal to the remainder of the Term before giving effect to such rejection or termination; (ii) shall contain the same covenants, agreements, terms, provisions and limitations as this Agreement (except for any requirements that have been fulfilled by MGE, NIW II or any Mortgagee or Assignee prior to rejection or termination of this Agreement); and, (iii) shall include that portion of the Wind Farm Assets in which MGE, NIW II or such other Mortgagee or Assignee had an interest on the date of rejection or termination.

13.3(b) After the termination, rejection or disaffirmation of this Agreement and during the period thereafter during which any Mortgagee shall be entitled to enter into a new agreement affecting the Substation Property, the non-defaulting party will not terminate the rights of any Assignee unless in default under its Assignment.

13.3(c) If more than one Mortgagee makes a written request for a new agreement pursuant to this provision, the new agreement shall be delivered to the Mortgagee requesting such new agreement whose Mortgage is prior in lien, and the written request of any other Mortgagee whose lien is subordinate shall be void and of no further force or effect.

13.3(d) The provisions of this Section 12 shall survive the termination, rejection or disaffirmation of this Agreement and shall continue in full force and effect thereafter to the same extent as if this Section 13 were a separate and independent contract made by MGE, NIW II and each Mortgagee, and, from the effective date of such termination, rejection or disaffirmation of this Agreement to the date of execution and delivery of such new agreement, such Mortgagee may use and enjoy the Substation Property without hindrance by the non-defaulting party or any person claiming by, through or under either of them; provided that all of the conditions for the new agreement as set forth above are complied with.

13.3(e) The party requesting or receiving the new agreement shall pay the non-defaulting party's reasonable legal fees and other out of pocket expenses related to preparation, review, execution and delivery of the new agreement.

13.4 Mortgagee's Consent to Amendment, Termination or Surrender. Notwithstanding any provision of this Agreement to the contrary, the parties agree that so long as there exists an unpaid Mortgagee, this Agreement shall not be modified or amended, and neither MGE or MW II shall not accept a surrender, cancellation or release of all or any part of the Wind Farm Assets from MGE or MW II, prior to expiration of the Term without the prior written consent of the Mortgagee. This provision is for the express benefit of and shall be enforceable by each Mortgagee as if it were a party named in this Agreement.

13.5 No Merger. There shall be no merger of this Agreement or of the rights created under this Agreement with the fee or any other estate in the Substation Property by reason of the fact that this Agreement or any interest in this Agreement may be held, directly or indirectly, by or for the account of any person or persons who shall own any other interest in the Substation Property. No merger shall occur unless and until all persons at the time having an interest in the fee estate in the Substation Property and all persons (including each Mortgagee) having an interest in this Agreement or in the estate of MGE or MW II shall sign and record a written instrument effecting such merger.

13.6 Further Amendments. At MGE's or NIW II's request, the other party shall amend this Agreement to include any provision which may reasonably be requested by a proposed Mortgagee; provided, however, that such amendment does not impair any of such party's rights under this Agreement or increase the burdens, liabilities or obligations of such party under this Agreement. Upon the request of any Mortgagee, MGE and NIW II shall execute any additional instruments reasonably required to evidence such Mortgagee's rights under this. Agreement. The party who requests such amendments shall pay the reasonable expenses of the other parties to negotiate and review such requested amendments, or such costs may be shared as the parties may otherwise agree.

13.7 Audit Rights. The parties shall have the right throughout the term of this Agreement, upon reasonable prior notice, to audit the other party's books and records to the limited extent necessary to verify the basis for any claim by either of the parties for payments hereunder or to determine the other party's compliance with the terms of this Agreement. The audited party shall make such records available at its office during normal business hours.

14.

NOTICES.

All notices or other communications required or permitted by this Agreement shall be in writing. Notices and payments shall be deemed given or made when personally delivered; five (5) days after deposit in the United States mail, first class, postage prepaid, certified; or, one (1) business day after dispatch by Federal Express or other overnight delivery service of national scope. All notices and payments shall be sent to the parties at the addresses provided below:

Madison Gas and Electric Company 133 South Blair Street

P.O. Box 1231

Madison, WI 53703

Attention: Donald Peterson

Facsimile number: (608) 252-4734 E-mail: dpeterson@mge.com

Northern Iowa Windpower II LLC 579 — 410th Street

Joice, IA 50446

Attention: Stephen F. Dryden

Facsimile number: (641) 588-3730 E-mail: steve.dryden@midwest-renewable.

Notices may also be given by facsimile or electronic mail sent to a party at the facsimile number or electronic mail address in this Section, provided the party giving notice must on request furnish proof that the notice was actually received. Notice or payment to any Assignee or Mortgagee shall be sent to the address of the Assignee or Mortgagee as shown in the recorded instrument evidencing the Assignment or Mortgage. Either party may change its address for purposes of this section by giving written notice of the change to the other parties in the manner provided in this Section.

15.

DEFAULT AND TERMINATION.

15.1 No Right to Terminate. The parties agree that regardless of default by another party, other than a failure by a party (the "Defaulting Party") to pay to any other party amounts due under this Agreement, this Agreement shall not terminate and agree that the non-defaulting party's only remedy for a default shall be a claim for money damages. Subject to the rights of a Mortgagee and Assignee set forth in Sections 11 and 12, any party that has not received full payment of all undisputed amounts within ninety (90) days after delivery of written demand therefore to the Defaulting Party may terminate the Defaulting Party's rights under this Agreement by delivering written notice thereof to the other party.

15.2 Effect of Termination. Upon full or partial termination of this Agreement or consents or other rights created by this Agreement, whether as to the entire Substation Property or only as to part, the parties shall file of record quit claim deeds or other documents effective to accurately evidence the full or partial termination.

16. MISCELLANEOUS.

16.1 Force Majeure. If any party is delayed, hindered in or prevented from performing any act required under this Agreement by reason of strikes (other than strikes of its or its contractor's employees), lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations (to the extent invoked by Northern under the Substation Agreement), natural disasters, war, terrorism, civil strife or other violence, the affected party, upon giving notice to the other party, shall be excused from performing the act (except payment of any amounts due under this Agreement) for the period of the delay. The affected party shall use its reasonable efforts to avoid or remove the causes of nonperformance and shall continue performance whenever the causes for nonperformance are removed.

16.2 Compliance With Other Agreements. Except as otherwise specifically provided herein, the parties in performance of their duties and enjoyment of their rights under this Agreement shall at all times act in compliance with the terms of the Substation Agreement and the Phase II Interconnection Agreement.

16.3 Compliance With Law. In addition to the other conditions to which the grants, assignments and easements under this Agreement are subject, and notwithstanding any other provision of this Agreement to the contrary, the parties' performance of their respective duties and enjoyment of their respective rights under this Agreement are subject to this Agreement and the following:

16.3(a) all laws, orders and permits that are presently applicable, or that may hereafter become applicable, to the Phase II Substation, MW II Transformer, Combined Substation, or Substation Property (including any limitation, restriction or requirement arising from the failure of any required permit to remain in full force and effect, to be renewed or to be issued by any Governmental Authority); and,

16.3(b) all covenants, conditions, reservations, restrictions, easements, liens, encumbrances and other matters and requirements affecting the Phase II Substation, NIW II Transformer, Combined Substation, or Substation Property or the use thereof, in each case to the same extent as applicable to the Grantor and the Substation Property, including any and all matters of record against the Phase II Substation, NIW II Transformer, Combined Substation, or Substation Property.

16.4 Run With the Land. The consents and other rights created by this Agreement and any restrictions in this Agreement shall run with the land affected and shall be binding on, and inure to the benefit of, the parties, Mortgagees, Assignees, and their respective successors and assigns, heirs, personal representatives, tenants, or persons claiming through them.

16.5 Memorandum. The parties at the request of any party shall execute in recordable form, and MGE and NIW II at their joint expense (50% each) shall then record, a memorandum of this Agreement satisfactory in form and substance to both parties.

16.6 Entire Agreement/Amendments. This Agreement constitutes the entire agreement among the parties respecting its subject matter, and replaces and supersedes any prior agreements. This agreement, and the consents and other rights created by it shall not be modified or amended except in a writing signed by the parties or their successors in interest.

The parties agree to cooperate in executing any additional agreements or amendments reasonably needed by the parties for their business purposes so long as they do not adversely affect the rights of the other parties or violate the terms and spirit of this Agreement or the Substation Agreement.

16.7 Legal Matters. This agreement shall be governed by and interpreted in accordance with the laws of the State of Iowa. The parties agree to first attempt to settle any dispute arising out of or in connection with this Agreement by good-faith negotiation. If the parties are unable to resolve amicably any dispute arising out of or in connection with this Agreement, each shall have all remedies available at law or in equity. Each party waives all right to trial by jury and specifically agrees that trial of suits or causes of action arising out of this Agreement shall be to the Court. Time is of the essence with regard to the terms and conditions of this Agreement.

16.8 Partial Invalidity. Should any provision of this Agreement be held, in a final and unappealable decision by a court of competent jurisdiction, to be either invalid, void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, unimpaired by the holding. Notwithstanding any other provision of this Agreement, the parties agree that in no event shall the Term be for longer periods than the longest periods permitted by applicable law.

16.9 Tax Credits. If under applicable law one of the parties becomes ineligible for any tax credit, benefit or incentive for alternative energy expenditure or generation established by any local, state or federal government, then, at requesting party's option and expense, the remaining parties shall amend this Agreement or replace it with a different instrument so as to convert the requesting party's interest in the Substation Property to a substantially similar interest that makes it eligible for such tax credit, benefit or incentive. No party shall be required to perform under this Section if it will cause that party financial detriment, interfere with its business activities or would result in a breach of any obligation under the Substation Agreement or any agreement to which it is a party.

16.10 Approvals. No approval required by this Agreement shall be unreasonably delayed. Unless a longer or shorter time is specified, all approvals required of either party shall be given or refused in writing within ten (10) business days after receipt of the request for approval. Any delay of a requested approval longer than ten (10) business days shall be deemed an approval. Approvals shall not be unreasonably withheld except in instances where this Agreement specifically permits a party to act in its sole discretion.

[SIGNATURES BEGIN ON NEXT PAGE]

MADISON GAS AND ELECTRIC COMPANY a Wisconsin corporation

By: /s/ Gregory A. Bollom

Gregory A. Bollom

Assistant Vice-President, Energy Planning

NORTHERN IOWA WINDPOWER II, LLC!

a Delaware limited liability company

 By: Midwest Renewable Energy Corporation, Manager

 By: /s/ Stephen F. Dryden
 Stephen F. Dryden, President

EXHIBIT 1

ATTACH COPY OF SUBSTATION AGREEMENT

When recorded, please return to: Terry Monson

Nyemaster Law Firm

700 Walnut, Suite 1600

Des Moines, IA 50309

This Document Was Prepared by: Terry Monson, 700 Walnut, Suite 1600, Des Moines, IA 50309 (515)-283-8024

SUBSTATION USE AND EASEMENT AGREEMENT

This is an agreement, dated as of December 13, 2004 (this "Agreement"), between Northern Iowa Windpower LLC, a Delaware limited liability company, its successors and assigns ("Northern"), and Northern Iowa Windpower II, LLC, a Delaware corporation, its successors and assigns ("NIW II") pertaining to an electrical substation identified below that is currently serviced by Interstate Power and Light Company (a wholly owned subsidiary of Alliant Energy Corporation), a Delaware corporation, its successors and assigns ("IPL").

I.

DEFINITIONS AND PURPOSE

1.1

Substation Property. The "Substation Property" refers to the following real property owned by Northern:

The East 300 feet of the North 435 feet measured from the south right of way fine of County Road A38 (410th Street) of the Northwest Quarter of Section 35, Township 99 North, Range 21 West of the 5th P. M. in Worth County, Iowa,

also described as:

A part of the Northeast 1/4 of the Northwest 1/4 of Section 35, Township 99 North, Range 21 West of the 5th P.M., Worth County, Iowa described as follows:

Commencing at the North Ws corner of said Section 35; thence South 0°42'48" East along the East line of said Northwest 1/4, 49.50 feet to a point on the south right of way line of county road A-38 (410th St.) and the point of beginning; thence continuing South 0°42'48" East along said East line, 435.00 feet; thence North 89°55'04" West, 300.0 feet; thence North 0°42'48" West, 435.00 feet to a point on said South right of way line; thence South 89°55'04" East along said line, 300.00 feet to the point of beginning and containing 3.00 acres (130,487 S.F.) more or less

Midwest Renewable Energy Corporation ("MREC") holds an option to purchase additional real property adjacent to the Substation Property as shown in the drawing attached as Exhibit A ("Expansion Property") that it intends to assign to NIW II. If MREC or NIW II exercises its option to purchase all or a portion of the Expansion Property ("Exercise Property"), the legal description of the Substation Property, without additional action or documentation by the parties, shall be amended to include the Exercise Property.

1.2 IPL Easement. IPL is the grantee and holder of easement rights for an existing 161 kV transmission line located generally at the east end of the Substation Property and Expansion Property ("161 Line") under an easement recorded in Real Estate Deed Record 27,

#1187 of the Worth County Records ("IPL Easement"). A copy of the IPL Easement is attached to this Agreement as Exhibit B.

1.3 Phase I Substation. Northern, at its expense, has constructed an electrical substation ("Phase I Substation") on the Substation Property. The Phase I Substation consists of all fencing, security devices, electrical lines, meters, monitoring equipment, switches, transformers, and other electrical equipment necessary to condition and increase the voltage of electricity generated by Northern's Top of Iowa Wind Farm ("Wind Farm") to make it suitable for transmission on and to interconnect with the 161 Line and related and communications equipment and lines.

1.4 Phase II Substation. The "Phase II Substation" means future expansions or additions of equipment on the Substation Property to accommodate future electrical generating facilities perhaps including a future wind energy electric generating facility to be constructed in the area by NIW II commonly known as the "Top of Iowa Wind Farm Phase II" wind farm project and/or a generating facility using another energy source (collectively, "Future Generating Facilities") with a nameplate rating of not greater than 190 MW. The Phase II Substation will consist of all fencing, security devices, electrical lines, meters, monitoring equipment, switches, transformers, and other electrical and communications equipment necessary to condition and increase the voltage of electricity generated by the Future Generating Facilities to make it suitable for transmission on and to interconnect with the 161 Line.

1.5 Combined Substation. The Phase I Substation and Phase II Substation (if and when built) are sometimes, collectively, referred to as the "Combined Substation." Until (if ever) construction on the Phase II Substation begins, references to the Combined Substation shall be deemed to refer only to the Phase I Substation.

1.6

Purpose. The purpose of this Agreement is to grant all consents and reciprocal easements between Northern and NIW II necessary to allow:

1.6(a). Northern and IPL in its capacity as Northern's contractor to service the Phase I Substation including all reasonably necessary and appropriate access to the Phase 11 Substation (if and when built) and the Substation Property to fulfill its responsibilities under an Interconnection Agreement, dated July 9, 2001, between IPL and Northern ("Phase I Interconnection Agreement"), and to otherwise safely and efficiently operate and maintain the Phase I Substation in compliance with all applicable safety and regulatory requirements;

1.6(b). NIW II and IPL in its capacity as NIW II's contractor to service the Phase II Substation including all reasonably necessary and appropriate access to the Phase I Substation and the Substation Property to construct, operate and maintain the Phase II Substation on the Substation Property serving the Future Generating Facilities in accordance with this Agreement, future power purchase agreements between NIW II and its power purchasers, an Interconnection Agreement among Northern Iowa Windpower II, LLC, IPL and MISO dated November 24, 2003 ("Phase II Interconnection Agreement"), other future interconnection agreements involving NIW II, Midwest Renewable Energy Corporation and/or Midwest Renewable Energy Projects, LLC, their subsidiaries and successors in interest, and to otherwise safely and efficiently operate and maintain the Phase II Substation in compliance with all applicable safety and regulatory requirements.

2. GRANT OF NON-EXCLUSIVE ACCESS TO NIW II.

Subject to the terms and conditions of use set forth in this Agreement, Northern grants to NIW II non-exclusive access to connect to the Phase I Substation, to use the Phase I Substation, and to transmit energy generated by its Future Generating Facilities through the Phase I Substation to the interconnection point with the 161 line. This grant includes all access, transmission and communications easements, rights-of-way and any other easements and rights-of-way reasonably required in connection with such non-exclusive use of the Phase I Substation and for NIW II to develop, construct, connect to the existing Phase I Substation, operate, maintain, repair and remove the Phase 11 Substation on the Substation Property. The rights granted NIW II in this Agreement shall terminate January 1, 2008 if the Phase II Substation has not been constructed by that date. Once (if ever) the Phase II Substation is constructed, rights granted NIW II in this Agreement shall terminate on the three hundred sixty-fifth (365th) consecutive day that the Phase II Substation ceases to be used for electrical substation purposes if that date is earlier than the end of the Term indicated in Section 5 of this Agreement. Non-use of the Phase II Substation during reconstruction or re-powering of the Future Generating Facilities or the Phase II Substation shall not be deemed to be a cessation of use giving rise to termination pursuant to the preceding sentence. Upon termination as to the Phase II Substation, NIW II's obligations under this agreement shall also terminate, except for liabilities or obligations arising before the date of termination.

3.

SUBSTATION IMPROVEMENTS.

As a part of the access granted in the preceding section, NIW II shall have the right, at its sole cost and expense, to install (and connect to existing infrastructure in the Phase I Substation) a transformer in the Phase II Substation that shall at all times remain the sole property of NIW II. NIW 11 shall have the right, at its sole cost and expense, to construct improvements to the Phase II Substation that are necessary for its use of the Phase II Substation in connection with construction, testing, operation, maintenance and removal of its Future Generating Facilities. The design, engineering and other technical and operational aspects of the transformer and any and all improvements to the Phase II Substation shall be subject to prior written approval by Northern which shall not be unreasonably withheld or delayed. Northern shall respond to NIW II in writing to each request for approval as quickly as is commercially reasonable given the nature of the request, but in any event within thirty (30) days of receipt thereof. If the Phase I Substation shall be required to be out of service to accommodate implementation of the Phase II Substation, prior to any such out of service period, NIW II and Northern shall in good faith negotiate for a payment from NIW II to Northern that would reimburse Northern for any lost production from the Wind Farm. No work shall be done that would result in any out of service period until NIW II and Northern shall have agreed in writing to the amount or method for calculating such payment, which agreement shall not be unreasonably withheld or delayed.

4.

TERM AND REMOVAL OF SUBSTATION.

The term of this Agreement and of the consents and easements granted in it ("Term") shall begin upon signing of this Agreement by the parties and shall end on the first to occur of the following dates: (a) January 1, 2008 if N1W II has not by then constructed the Phase 11 Substation; (b) failure to pay the Granting Fee to Northern within the time allowed under Section 6; (c) termination pursuant to Section 2 for non-use of the Phase II Substation; and, (d) the three hundred sixty-fifth (365th) consecutive day (extended, if applicable, by Section 2) that all electrical generating facilities and their replacements using the Combined Substation or

Substation Property cease production of electricity. Northern and NIW II each shall have the express right, at any time and in its sole discretion, to remove any part of the Combined Substation it owns. If removal of any part of the Combined Substation will affect the safety or operation of equipment owned by any owner of the Phase I Substation or Phase II Substation, the party contemplating the equipment removal ("Withdrawing Party") shall consult with and obtain the prior written consent of the other party before conducting the contemplated removal. The party affected by the Withdrawing Party's equipment removal shall have the right to purchase any of such equipment to be removed at a fair market price to be determined by a third party expert chosen by the parties.

5.

CONDITIONS OF USE BY NIW H.

During the Term, NIW II shall (a) pay all amounts due to Northern under this Agreement, including, without limitation, fees as required in Section 6 of this Agreement, (b) maintain in good working order and repair at all times the Phase 11 Substation and those parts of the Phase II Substation, if ever constructed, wherever located on the Substation Property, that connect with or otherwise affect the Combined Substation, and (c) not interfere with the operation and maintenance of the Wind Farm in any manner. NIW II shall not change, use or modify the Combined Substation so as to prevent or interfere with Northern's use of the Combined Substation or the energy production of the Wind Farm. NIW 11 shall be free to carry out its business activities in its sole discretion, which shall not conflict with Northern's access and use of the Combined Substation.

If either NIW II or Northern experiences operating difficulties with any portion of its generation facilities, after interconnection of the Future Generating Facilities with the Combined Substation, as to which there is a dispute between the parties about what is causing such difficulties, the parties shall as quickly as possible implement a solution (permanent or temporary) that will minimize total lost revenues or damage. Thereafter, NIW 11 and Northern shall promptly determine the cause of the difficulties, using if necessary the services of appropriate third party experts, and the party found to have caused the difficulty shall reimburse the other for lost revenue and reasonable out of pocket expenses incurred to investigate, mitigate and cure such difficulties.

NIW 11 and Northern agree that the existing Phase I Substation is adequate for meeting the needs and requirements of Northern to export its power production and deliver to its buyers of power. The activities or contracts of NIW II shall in no way inhibit or limit Northern's ability to sell and deliver power into the transmission system. If transmission constraints exist at a time when Northern enters into new or amended sales contracts, then the parties shall have such rights to move the electricity generated by the Wind Farm and the Future Generating Facilities as would exist if they were served by separate substations connected to the 161 Line located within two miles the Substation.

6.

CONSIDERATION

Within ninety (90) days after it executes a power purchase agreement or agreements providing for sale of all of the power to be generated by the Future Generating Facilities, but in no event later than January 1, 2008, NIW II shall pay Northern a one time fee (the "Granting Fee") in the amount of Five Hundred Thousand Dollars ($500,000). Notwithstanding any provision herein to the contrary, if NIW II does not complete the installation of the Phase 11 substation and elects to allow this Agreement to terminate, then NIW II shall not owe any Granting Fee, operating, or maintenance expenses.

During the Term, but with NIW H's financial obligation beginning upon completion of the Phase II Substation, Northern and NIW H shall share equally the operating and maintenance expenses (including, without limitation, replacement or repair costs, but specifically excluding such operating and maintenance expenses with respect to the transformers of each of the Wind Farm and the Future Generating Facilities which shall be the sole obligation of Northern and NIW II, respectively) of the Combined Substation ("Necessary Expenses"). Northern or NIW II shall each have the right, but not the duty, to advance payment in full any Necessary Expenses and the other party, within thirty (30) days after receipt of a statement for the expenses thus advanced, shall reimburse the party making the advance an amount equal to fifty percent (50%) of the total amount advanced.

7.

GRANT OF RECIPROCAL EASEMENTS WITHIN SUBSTATION PROPERTY.

7.1 Grant of Reciprocal Easements. Northern and NIW II to the extent of their respective interests in the Phase I and Phase II Substations, the Substation Property including the Exercise Property, subject to the terms of any existing agreements made for similar purpose, grant to each other an easement to enter on all parts of the Substation Property. As to Northern, the purpose of this easement is to allow Northern to fulfill its responsibilities under the Phase I Interconnection Agreement, the Top of Iowa Wind Project Renewable Energy Power Purchase Agreement, dated as of February 23, 2001, as amended by the First Amendment to the Top of Iowa Wind Project Renewable Energy Power Purchase Agreement, dated July 17, 2001, between Northern and Wisconsin Power and Light Company, a Wisconsin corporation (the "PPA"), and to otherwise safely and efficiently operate and maintain the Phase I Substation in compliance with all applicable agreements between the parties and applicable safety and regulatory requirements. As to NIW II, the purpose of this easement is to allow NIW II to fulfill its responsibilities under the Phase II Interconnection Agreement, and power purchase agreements and other arrangements for sale of power and green credits from the Future Generating Facilities, and to otherwise safely and efficiently operate and maintain the Phase II Substation in compliance with all applicable agreements between the parties and applicable safety and regulatory requirements

7.2 Metering and Communications Equipment. Without limiting the generality of the foregoing, Northern and NIW II shall have the right to install, operate, and remove all metering and monitoring equipment needed or useful for operation of the Phase I Substation and Phase II Substation, and to record individually the amounts and characteristics of electricity delivered by Northern or NIW II onto the 161 Line. Northern and NIW II each shall have the right to enter and use the control house or houses for the Phase I Substation and Phase II Substation as needed in the exercise of their respective rights and responsibilities under the Phase I Interconnection Agreement, the Phase II Interconnection Agreement, the PPA or similar agreements pertaining to Future Generating Facilities. Northern and NIW II shall also have the right to construct, operate, and maintain underground fiber-optic lines in mutually agreed locations on the Substation Property to connect with off-site communications equipment used by Northern, NIW II or IPL to monitor the 161 Line and Combined Substation.

7.3 Specific Grants to Northern. Without limiting the generality of the foregoing, Northern and its contractors shall have the right to access all areas of the Combined Substation and Substation Property as needed to construct, operate, maintain, repair, replace and remove the Combined Substation. Northern as owner of the Substation Property and Phase I Substation (as it now exists and before the facilities of NIW II are added) maintains the right and shall have the obligation to grant additional easements, leases or other rights to NIW II and IPL as may be necessary or useful to either party to satisfy the purposes of this Agreement.

7.4 Specific Grants by and to NIW II. If NIW II exercises the access rights granted it under Section 2 of this Agreement: (i) NIW II, to the extent of its interest in the Substation Property, shall become a party to the Grant of Reciprocal Easements in Section 7.1, the grants as to Metering and Communications Equipment in Section 7.2, the Specific Grants to Northern in Section 7.3 and the Grants and Obligations Regarding Safety in Section 7.5, and (ii) NIW II shall be entitled to the full use and enjoyment of the access rights granted to it under Section 2 (as those rights may be modified by other provisions of this Agreement).

7.5 Grants and Obligations Regarding Safety. The intention of the parties is that fencing and other safety and security devices within the Substation Property and those designed to prevent unauthorized entry into the Combined Substation or onto the Substation Property shall at all times meet or exceed applicable safety standards applied by IPL in design, construction and operation of similar substations under its control. The parties shall cooperate with each other from time-to-time to change locks, codes or other security devices as needed to assure needed access to the Substation Property by the parties. During the Term, but not before the Phase II Substation is completed, the parties grant to each other the right to make emergency repairs to or replacements of safety and security devices with the reasonable cost to be borne fifty percent (50%) each by Northern and NIW II unless otherwise allocated under the Phase I Interconnection Agreement, the Phase II Interconnection Agreement, the PPA, or other contracts among the parties. This provision shall not be construed to create any increased duty to or rights in the public or persons not a party to this Agreement.

8.

NORTHERN'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Northern hereby represents, warrants and covenants as follows:

8.1 Title and Authority. Northern owns, subject to easements and restrictions of record, a fee simple interest in the Substation Property subject to the following reversionary interest contained in the deed by which Northern acquired title to the Substation Property:

This conveyance is made on the condition that if Grantee [Northern] abandons the use of the real estate for electrical substation purposes for a period exceeding one year, then Grantee shall remove all of its improvements from the real estate, and ownership of the real estate shall immediately revert to the then owners of the fee title to that portion of the Northwest Quarter of Section 35, Township 99 North, Range 21 West of the 5th P. M. in Worth County, Iowa, which includes the real estate. Nothing in this reversion shall be construed to prevent any party with an interest in the real estate from freely mortgaging or transferring all or any part of its interest in the real estate subject to the terms of this reversion. This reversion shall be appurtenant to ownership of that portion of the Northwest

Quarter of Section 35, Township 99 North, Range 21 West of the 5th P. M. in Worth County, Iowa, which includes the real estate.

Northern has the authority to enter into this Agreement and to grant the rights created by this Agreement. When executed and delivered by Northern, this Agreement constitutes a valid and binding agreement, enforceable against Northern in accordance with its terms.

8.2 Northern's Obligations to NIW II. Northern shall not grant to any other person or entity any right to use the Combined Substation which would interfere with NIW 11's use of the Combined Substation under the provisions in this Agreement until (i) expiration, without exercise during the time allowed, of NIW H's access under Section 2 of this Agreement to use the Combined Substation, or, (ii) if NIW H exercises its access under Section 2, termination of NIW H's interest under the terms of this Agreement. Northern shall not change, use or modify the Combined Substation so as to prevent or interfere with NIW II's use of the Combined Substation or the energy production of the Future Generation Facilities. During the Term, Northern shall maintain in good working order and repair at all times those parts of the Phase I Substation that connect with or otherwise affect the Phase II Substation, and shall not interfere with the Future Generating Facilities or NIW II. NIW II shall be free to carry out its business activities in its sole discretion which shall not conflict with Northern's access and use of the Combined Substation.

8.3 Requirements of Governmental Agencies. Northern shall have the right, in its sole discretion and at its sole expense, in its name, or NIW II's name, to contest the validity or applicability to the Combined Substation or Substation Property of any law, ordinance, statute, order, regulation, property assessment or the like made by any governmental agency or entity. Northern shall control any such contest and NIW II shall cooperate with Northern in every reasonable way in such contest at no out-of-pocket expense to NIW II.

8.4 Hazardous Materials. Northern shall not materially violate, and agrees to indemnify NIW II against any material violation on the Substation Property by Northern, its agents or contractors of any applicable law or regulation relating to any substance, material or waste classified as hazardous or toxic, or which is regulated as waste. Northern agrees to indemnify, defend and hold harmless NIW II from any and all losses, expenses, claims, penalties, fines or causes of action of every kind and character, specifically including but not limited to environmental investigation and remediation costs and expenses, resulting from its activities on the premises or any spills or releases of hazardous substances or hazardous materials on the premises. Northern's responsibility pursuant to this Section shall expressly include liability under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended ("CERCLA"), and include claims of third parties, employees of either party or subcontractors.

8.5 Mechanic's Liens. Northern shall not permit any mechanic's liens arising out of Northern's use of the Substation Property pursuant to this Agreement to be filed against the Substation Property. If Northern wishes to contest any such lien, Northern shall, within sixty (60) days after it receives notice of the lien, provide a bond or other security NIW II may reasonably request, or remove such lien from the Substation Property pursuant to applicable law.

9.

NIW H'S REPRESENTATIONS, WARRANTIES AND COVENANTS. NIW II hereby represents, warrants and covenants as follows:

9.1 Authority. NIW 11 has the authority to enter into this Agreement and to grant the rights created by this Agreement. When signed by NIW II this Agreement constitutes a valid and binding agreement, enforceable against NIW II in accordance with its terms.

9.2 NIW 11's Obligations to Northern. NIW H shall not perform or omit any acts with regard to the Phase II Substation and the Future Generating Facilities that would interfere with Northern's use of the Combined Substation or with the Wind Farm. Northern shall be free to carry out its business activities in its sole discretion, which shall not conflict with NIW II's access and use of the Combined Substation.

9.3 Requirements of Governmental Agencies. NIW H shall have the right, in its sole discretion and at its sole expense, in its name' or Northern's name, to contest the validity or applicability to the Phase II Substation or Combined Substation of any law, ordinance, statute, order, regulation, property assessment or the like made by any governmental agency or entity. NIW II shall control any such contest and Northern shall cooperate with NIW II in every reasonable way in such contest, at no out-of-pocket expense to Northern.

9.4 Hazardous Materials. NIW 11 shall not materially violate, and agrees to indemnify Northern against any material violation on the Substation Property by NIW. II, its agents or contractors, of any applicable law or regulation relating to any substance, material or waste classified as hazardous or toxic, or which is regulated as waste. NIW II agrees to indemnify, defend and hold harmless Northern from any and all losses, expenses, claims, penalties, fines or causes of action of every kind and character, specifically including but not limited to environmental investigation and remediation costs and expenses, resulting from its activities on the premises or any spills or releases of hazardous substances or hazardous materials on the premises. NIW II's responsibility pursuant to this Section shall expressly include liability under CERCLA, and include claims of third parties, employees of either party or subcontractors.

9.5 Mechanic's Liens. NIW II shall not permit any mechanic's liens arising out of NIW 11's use of the Substation Property pursuant to this Agreement to be filed against the Substation Property. If NIW II wishes to contest any such lien, NIW II shall, within sixty (60) days after it receives notice of the lien, provide a bond or other security Northern may reasonably request, or remove such lien from the Substation Property pursuant to applicable law.

10.

INSURANCE AND INDEMNITY.

Each party (NIW II's obligation under this Section beginning only upon exercise of its access under Section 2) shall maintain liability insurance insuring itself and the other party (named as an additional insured) against loss caused by the other party's use of the Substation Property. The amount of insurance shall be not less than One Million Dollars ($1,000,000) of combined single limit liability coverage. The parties shall provide certificates of this insurance coverage to each other on written request. Except to the extent covered by such insurance, the parties will indemnify and defend each other against liability for injuries and claims for direct damage to the extent that they are caused by the indemnifying party's exercise of rights granted in this Agreement. The parties authorize each other to take reasonable safety measures on the Substation Property to reduce the risk that the Combined Substation, the Wind Farm, or Future Generating Facilities will cause harm or injury to people, livestock, other animals and property.

1 1.

FINANCING AND ASSIGNMENT.

11.1 Right to Mortgage and Assign. Northern and NIW II may, upon notice to the other party, without the other party's consent or approval, mortgage, collaterally assign, or otherwise encumber and grant security interests in all or any part of its respective interest in this Agreement, the Phase I Substation, the Phase 11 Substation, the Substation Property, the Wind Farm; and Future Generating Facilities (collectively, "Wind Farm Assets"). These various security interests in all or a part of the Wind Farm Assets are collectively referred to as "Mortgages" and the holders of the Mortgages, their designees and assigns are referred to as "Mortgagees." Northern and NIW 11 shall also have the right without the other party's consent to sell, convey, lease; or assign all or any portion of its Wind Farm Assets on either an exclusive or a non-exclusive basis, or to grant sub-easements co-easements, separate easements, leases, licenses or similar rights, however denominated (collectively, "Assignment"), to one or more persons or entities (collectively, "Assignees"). Assignees and Mortgagees shall use the Wind Farm Assets only for the uses permitted under this Agreement. Assignees and Mortgagees shall have all rights and remedies allowed them under then existing laws except as limited by their individual agreements with Northern or NIW II.

11.2 Mortgagee/Assignee Obligations. Any Mortgagee or Assignee that does not directly hold an interest in the Wind Farm Assets, or whose interest is held solely for security purposes, shall have no obligation or liability under this Agreement prior to the time the Mortgagee or Assignee directly holds an interest in this Agreement, or succeeds to absolute title to Northern's or to NIW II'S interest. A Mortgagee or Assignee shall be liable to perform obligations under this Agreement only for and during the period it directly holds such interest or absolute title. Any Assignment permitted under this Agreement shall release Northern, NIW II or other assignor from obligations accruing after the date that liability is assumed by the Assignee.

11.3 Right to Cure Defaults/Notice of Defaults/Right to New Agreement. To prevent termination of this Agreement or any rights or easements created by this Agreement, or any partial interest in such rights or this Agreement, Northern, NIW II, any Mortgagee or Assignee shall have the right, but not the obligation, at any time to perform any act necessary to cure any default and to prevent the termination of this Agreement or any interest in the Wind Farm Assets.

11.4 Extended Cure Period. If any default by Northern or NIW II _under this Agreement cannot be cured without obtaining possession of all or part of the Wind Farm Assets, then any such default shall be deemed remedied if a Mortgagee or Assignee: (a) within sixty (60) days after receipt of notice of the default acquires possession of all or part of the Wind Farm Assets, or begins appropriate judicial or nonjudicial proceedings to obtain the same; (b) diligently prosecutes any such proceedings to completion; and (c) after gaining possession of all or part of the Wind Farm Assets performs all other obligations as and when the same are due in accordance with the terms of this Agreement. If a Mortgagee or Assignee is prohibited by any court or by operation of any bankruptcy or insolvency laws from commencing or prosecuting the proceedings described above, the sixty (60) day period specified above for commencing proceedings shall be extended for the period of such prohibition.

11.5 Certificates, etc. Northern and NIW 11 shall execute estoppel certificates (certifying as to truthful matters, including without limitation that no default then exists under this Agreement, if such be the case), and consents to assignment and non-disturbance agreements as Northern, NIW II, or any Mortgagee or Assignee may reasonably request from time to time. The party who requests such certificates shall pay the reasonable expenses of the other parties to negotiate and review such requested certificates, or such costs may be shared as the parties may otherwise agree. Northern and NIW II shall cooperate in amending this Agreement from time to time to include any provision that may be reasonably requested by Northern, NIW II or any Mortgagee or Assignee to implement the provisions contained in this Agreement or to preserve a Mortgagee's security interest

12. MORTGAGEE PROTECTION.

Any Mortgagee, upon delivery to Northern or NIW II, as applicable, of notice of its name and address, for so long as its Mortgage is in existence shall be entitled to the following protections which shall be in addition to those granted elsewhere in this Agreement:

12.1 Mortgagee's Right to Possession, Right to Acquire and Right to Assign. A Mortgagee shall have the absolute right: (a) to assign its Mortgage; (b) to enforce its lien and acquire title to all or any portion of the Wind Farm Assets by any lawful means; (c) to take possession of and operate all or any portion of the Wind Farm Assets and to perform all obligations to be performed by Northern or NIW II under this Agreement, or to cause a receiver to be appointed to do so; and (d) to acquire the all or any portion of the Wind Farm Assets by foreclosure or by an assignment (or deed) in lieu of foreclosure and thereafter to assign or transfer all or any portion of the Wind Farm Assets to a third party.

12.2

Opportunity to Cure.

12.2(a) During any period of possession of the Substation Property by a Mortgagee (or a receiver requested by a Mortgagee) and/or while any foreclosure proceedings instituted by a Mortgagee are pending, the Mortgagee shall pay or cause to be paid the fees and all other monetary charges payable by Northern or NIW 11 under this Agreement which have accrued and are unpaid at the commencement of the period and those which accrue thereafter during the period. Following acquisition of all or a portion of the Wind Farm Assets by the Mortgagee as a result of either foreclosure or acceptance of an assignment in lieu of foreclosure, or by a purchaser at a foreclosure sale, this Agreement shall continue in full force and effect and the Mortgagee or party acquiring title to Northern or NIW II's rights under this Agreement shall, as promptly as reasonably possible, commence the cure of all defaults under this Agreement and thereafter diligently process such cure to completion, whereupon the non-defaulting party's right to terminate this Agreement based upon such defaults shall be deemed waived; provided, however, that the Mortgagee or party acquiring title to Northern or NIW II's rights under this Agreement shall not be required to cure those defaults which are not reasonably susceptible of being cured or performed by such party ("non-curable defaults"). Non-curable defaults shall be deemed waived upon completion of foreclosure proceedings or acquisition of Northern's or NIW II's interest in this Agreement.

12.2(b) Any Mortgagee or other party who acquires Northern or NIW H's interest in the Wind Farm Assets pursuant to foreclosure or assignment (or deed) in lieu of foreclosure shall not be liable to perform the obligations imposed on Northern or NIW II by this Agreement incurred or accruing after the party no longer has ownership or possession of the Wind Farm Assets.

12.2(c) Neither the bankruptcy nor the insolvency of Northern or NIW II shall be grounds for terminating this Agreement as long as all monetary charges payable by Northern or NIW 11 under this Agreement are paid by the Mortgagee in accordance with the terms of this Agreement.

12.3

New Agreement.

12.3(a) If this Agreement terminates because of Northern or NIW II's default, if the rights granted in this Agreement are foreclosed, or if this Agreement is rejected or disaffirmed pursuant to bankruptcy law or other law affecting creditor's rights and, within ninety (90) days after such event, Northern, NIW II or any Mortgagee or Assignee shall have arranged to the reasonable satisfaction of the non-defaulting party for the payment of all fees or other charges due and payable by Northern or NIW II as of the date of such event, then such non-defaulting party shall execute and deliver to Northern, NIW II or such Mortgagee or Assignee or to a designee of one of these parties, as the case may be, a new agreement affecting the Substation Property which (i) shall be for a term equal to the remainder of the Term before giving effect to such rejection or termination; (ii) shall contain the same covenants, agreements, terms, provisions and limitations as this Agreement (except for any requirements that have been fulfilled by Northern, NIW II or any Mortgagee or Assignee prior to rejection or termination of this Agreement); and, (iii) shall include that portion of the Wind Farm Assets in which Northern, NIW II or such other Mortgagee or Assignee had an interest on the date of rejection or termination.

12.3(b) After the termination, rejection or disaffirmation of this Agreement and during the period thereafter during which any Mortgagee shall be entitled to enter into a new agreement affecting the Substation Property, the non-defaulting party will not terminate the rights of any Assignee unless in default under its Assignment.

12.3(c) If more than one Mortgagee makes a written request for a new agreement pursuant to this provision, the new agreement shall be delivered to the Mortgagee requesting such new agreement whose Mortgage is prior in lien, and the written request of any other Mortgagee whose lien is subordinate shall be void and of no further force or effect.

12.3(d) The provisions of this Section 12 shall survive the termination, rejection or disaffirmation of this Agreement and shall continue in full force and effect thereafter to the same extent as if this Section 12 were a separate and independent contract made by Northern, NIW Il and each Mortgagee, and, from the effective date of such termination, rejection or disaffirmation of this Agreement to the date of execution and delivery of such new agreement, such Mortgagee may use and enjoy the Substation Property without hindrance by the non-defaulting party or any person claiming by, through or under either of them; provided that all of the conditions for the new agreement as set forth above are complied with.

12.3(e) The party requesting or receiving the new agreement shall pay the non-defaulting party's reasonable legal fees and other out of pocket expenses related to preparation, review, execution and delivery of the new agreement.

 12.4 Mortgagee's Consent to Amendment, Termination or Surrender. Notwithstanding any provision of this Agreement to the contrary, the parties agree that so long as there exists an unpaid Mortgagee, this Agreement shall not be modified or amended, and neither Northern or NIW II shall not accept a surrender, cancellation or release of all or any part of the Wind Farm Assets from Northern or NIW II, prior to expiration of the Term without the prior written consent of the Mortgagee. This provision is for the express benefit of and shall be enforceable by each Mortgagee as if it were a party named in this Agreement.

 12.5 No Merger. There shall be no merger of this Agreement or of the rights created under this Agreement with the fee estate in the Substation Property by reason of the fact that this Agreement or any interest in this Agreement may be held, directly or indirectly, by or for the account of any person or persons who shall own any interest in the fee estate. No merger shall occur unless and until all persons at the time having an interest in the fee estate in the Substation Property and all persons (including each Mortgagee) having an interest in this Agreement or in the estate of Northern or NIW II shall sign and record a written instrument effecting such merger.

12.6 Further Amendments. At Northern's or NIW II's request, the other party shall amend this Agreement to include any provision which may reasonably be requested by a proposed Mortgagee; provided, however, that such amendment does not impair any of such party's rights under this Agreement or increase the burdens, liabilities or obligations of such party under this Agreement. Upon the request of any Mortgagee, Northern and NIW II shall execute any additional instruments reasonably required to evidence such Mortgagee's rights under this. Agreement. The party who requests such amendments shall pay the reasonable expenses of the other parties to negotiate and review such requested amendments, or such costs may be shared as the parties may otherwise agree.

13.

NOTICES.

All notices or other communications required or permitted by this Agreement shall be in writing. Notices and payments shall be deemed given or made when personally delivered; five (5) days after deposit in the United States mail, first class, postage prepaid, certified; or, one (1) business day after dispatch by Federal Express or other overnight delivery service of national scope. All notices and payments shall be sent to the parties at the addresses provided below:

Northern Iowa Windpower LLC

c/o

Entergy Asset Management

Attention: Asset Manager – Mr. Kevin Simmons 20 Greenway Plaza, Suite 1025

Houston, TX 77046

Telephone:

832-681-3389

Fax:

832-681-3889

E-Mail: ksimmo2@entergy.com

Northern Iowa Windpower II, LLC Attention: Stephen F. Dryden 740 Seaview Drive

Juno Beach, FL 33408

Telephone:

561-691-3316

Fax:

561-691-3284

E- Mai 1 : steve .d iyden@m idwest- renewab le.com

Notices may also be given by facsimile or electronic mail sent to a party at the facsimile number or electronic mail address in this Section, provided the party giving notice must on request furnish proof that the notice was actually received. Notice or payment to any Assignee or Mortgagee shall be sent to the address of the Assignee or Mortgagee as shown in the recorded instrument evidencing the Assignment or Mortgage. Either party may change its address for purposes of this section by giving written notice of the change to the other parties in the manner provided in this Section.

14.

DEFAULT AND TERMINATION.

14.1 No Right to Terminate. The parties agree that regardless of default by another party, other than a failure by a party (the "Defaulting Party") to pay to any other party amounts due under this Agreement, this Agreement shall not terminate and agree that the non-defaulting party's only remedy for a default shall be a claim for money damages. Subject to the rights of a Mortgagee and Assignee set forth in Sections 11 and 12, any party that has not received full payment of all undisputed amounts within ninety (90) days after delivery of written demand therefore to the Defaulting Party may terminate the Defaulting Party's rights under this Agreement by delivering written notice thereof to the other party.

14.2 Effect of Termination. Upon full or partial termination of this Agreement or consents or other rights created by this Agreement, whether as to the entire Substation Property or only as to part, the parties shall file of record quit claim deeds or other documents effective to accurately evidence the full or partial termination. The parties shall as soon as reasonably practicable thereafter, remove the Phase I or Phase II Substation or those parts of the substations, affected by the partial termination, from the Substation Property. If Northern or NIW II fails to fulfill its Removal Obligations within six (6) months of full or partial termination of this Agreement, a non-defaulting party may do so, in which case the defaulting party shall reimburse the non-defaulting party for reasonable costs of removal (less salvage) incurred.

15.

MISCELLANEOUS.

15.1 Unavoidable Delays. If any party is delayed, hindered in or prevented from performing any act required under this Agreement by reason of strikes (other than strikes of its or its contractor's employees), lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, natural disasters, war, terrorism, civil strife or other violence, the affected party, upon giving notice to the other party, shall be excused from performing the act (except payment of any amounts due under this Agreement) for the period of the delay. The affected party shall use its reasonable efforts to avoid or remove the causes of nonperformance and shall continue performance whenever the causes for nonperformance are removed.

15.2 Run With the Land. The consents and other rights created by this Agreement and any restrictions in this Agreement shall run with the land affected and shall be binding on, and inure to the benefit of, the parties, Mortgagees, Assignees, and their respective successors and assigns, heirs, personal representatives, tenants, or persons claiming through them.

15.3 Memorandum. The parties at the request of any party shall execute in recordable form, and Northern and NIW II at their joint expense (50% each) shall then record, a memorandum of this Agreement satisfactory in form and substance to both parties.

15.4 Entire Agreement/Amendments. This Agreement constitutes the entire agreement among the parties respecting its subject matter, and replaces and supersedes any prior agreements. This agreement, and the consents and other rights created by it shall not be modified or amended except in a writing signed by the parties or their successors in interest.

The parties agree to cooperate in executing any additional agreements or amendments reasonably needed by the parties for their business purposes so long as they do not adversely affect the rights of the other parties or violate the terms and spirit of this Agreement.

15.5 Legal Matters. This agreement shall be governed by and interpreted in accordance with the laws of the State of Iowa. The parties agree to first attempt to settle any dispute arising out of or in connection with this Agreement by good-faith negotiation. If the parties are unable to resolve amicably any dispute arising out of or in connection with this Agreement, each shall have alt remedies available at law or in equity. Each party waives all right to trial by jury and specifically agrees that trial of suits or causes of action arising out of this Agreement shall be to the Court. Time is of the essence with regard to the terms and conditions of this Agreement.

15.6 Partial Invalidity. Should any provision of this Agreement be held, in a final and unappealable decision by a court of competent jurisdiction, to be either invalid, void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, unimpaired by the holding. Notwithstanding any other provision of this Agreement, the parties agree that in no event shall the Term be for longer periods than the longest periods permitted by applicable law.

15.7 Tax Credits. If under applicable law one of the parties becomes ineligible for any tax credit, benefit or incentive for alternative energy expenditure established by any local, state or federal government, then, at requesting party's option and expense, the remaining parties shall amend this Agreement or replace it with a different instrument so as to convert the requesting party's interest in the Substation Property to a substantially similar interest that makes it eligible for such tax credit, benefit or incentive. No party shall be required to perform under this Section if it will cause that party financial detriment, interfere with its business activities or would result in a breach of any obligation under any agreement to which it is a party.

15.8 Approvals. No approval required by this Agreement shall be unreasonably delayed. Unless a longer or shorter time is specified, all approvals required of either party shall be given or refused in writing within ten (10) business days after receipt of the request for approval. Any delay of a requested approval longer than ten (10) business days shall be deemed an approval. Approvals shall not be unreasonably withheld except in instances where this Agreement specifically permits a party to act in its sole discretion.

[SIGNATURES BEGIN ON NEXT PAGE]

NORTHERN IOWA WINDPOWER LLC,

a Delaware limited liability company

By: Top Deer Wind Ventures LLC its managing member

By: /s/ Gerritt L. Ewing, Jr.

Gerritt L. Ewing, Jr.

Vice President

STATE OF TEXT, HARNS COUNTY, ss:

On this 9th day of December, 2004, before me personally appeared Gerritt L. Ewing, Jr., to me personally known, who being by me duly sworn did say that that person is a manager of Top Deer Wind Ventures LLC, the managing member of Northern Iowa Windpower, LLC, and that said instrument was signed on behalf of Top Deer Wind Ventures LLC and Northern Iowa Windpower, LLC by authority of their respective managers and the said Vice President acknowledged the execution of said instrument to be the said Vice President the voluntary act and deed of said limited liability companies by them voluntarily executed.

NORTHERN IOWA WINDPOWER II,LLC,

a Delaware limited liability company

By: Midwest Renewable Energy Corporation, Manager

By: /s/ Stephen F. Dryden
Stephen F. Dryden, President

STATE OF IOWA, WORTH COUNTY, ss:

On this 13th day of December, 2004, before me personally appeared to me personally known, who being by me duly sworn did say that that person is the president of Midwest Renewable Energy Corporation, the manager of Northern Iowa Windpower II, LLC, and that said instrument was signed on behalf of and Northern Iowa Windpower II, LLC and the said Authorized Representative acknowledged the execution of said instrument to be the voluntary act and deed of said corporation and limited liability company by them voluntarily executed.

Exhibit A

Description: Drawing of “Substation Property” as described in Exhibit 1 under Item 1. Definitions and Purpose, Section 1.1. Substation Property.

Exhibit B

Description: Drawing of “IPL Easement” as described in Exhibit 1 under Item 1. Definitions and Purpose, Section 1.2. IPL Easement.